Filed pursuant to Rule 424(b)(3)

File No. 333-220591

Calamos Long/Short Equity & Dynamic Income Trust (the “Fund”)

Supplement dated December 13, 2023 to the Fund’s Prospectus and Statement of Additional Information each dated November 26, 2019, and as supplemented from time to time

Important Notice to Shareholders Regarding Change to Investment Policies, effective February 12, 2024

On December 12, 2023, the Board of Trustees approved a change to the Fund’s non-fundamental 80% investment policy to permit the Fund to invest, under normal circumstances, 80% of its managed assets in a diversified portfolio of equity securities, long and short equity positions, and diversified income-producing securities. The change also permits the Fund to invest up to 40% of the Fund’s managed assets in diversified income-producing securities. This notice is being provided to shareholders 60 days in advance of the change.

Effective on February 12, 2024, the first paragraph of the “Investment Policies” section on the cover page of the Prospectus will be deleted in its entirety and replaced with the following:

Investment Policies. The Fund will invest, under normal circumstances, at least 80% of its managed assets in a diversified portfolio comprised of (a) equity securities which are defined to include common stock, preferred stock, convertible securities and exchange-traded funds (“ETFs”) (the “Equity Sleeve”); (ii) long and short equity positions managed pursuant to a long/short equity strategy (the “Long/Short Component”); and (iii) diversified income-producing securities, including high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments (“Fixed Income Sleeve”). The Long/Short Component will comprise at least 60% of the Fund’s managed assets with a focus on absolute returns in a risk-managed format. The Fund may invest up to 40% of its managed assets opportunistically in the Fixed Income Sleeve.

Effective on February 12, 2024, the fourth paragraph of the “Investment Policies” section on the cover page of the Prospectus will be deleted in its entirety and replaced with the following:

In the Fixed Income Sleeve, the Fund will mainly invest in a diversified portfolio of income producing securities including, high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments. Some of the loans in which the Fund may invest may be “covenant-lite” loans, which means the loans contain fewer or no maintenance covenants than other loans and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached.

Effective on February 12, 2024, the section titled “Investment Strategies and Policies” on page 2 of the Prospectus will be deleted in its entirety and replaced with the following:

Primary Investments. The Fund will invest, under normal circumstances, at least 80% of its managed assets in a diversified portfolio comprised of (a) equity securities which are defined to include common stock, preferred stock, convertible securities and exchange-traded funds (“ETFs”) (the “Equity Sleeve”); (ii) long and short equity positions managed pursuant to a long/short equity strategy (the “Long/Short Component”); and (iii) diversified income-producing securities, including high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments (“Fixed Income Sleeve”). The Long/Short Component will comprise at least 60% of the Fund’s managed assets with a focus on absolute returns in a risk-managed format. The Fund may invest up to 40% of its managed assets opportunistically in the Fixed Income Sleeve.

The Fund will invest in common stock, preferred stock and convertible securities (including synthetic convertible instruments) issued by both U.S. and foreign companies without regard to market capitalization. Convertible securities include, but are not limited to, any corporate debt security, debentures, notes or preferred stock that may be converted into equity securities of companies around the world, including in emerging markets. A synthetic convertible instrument is a financial instrument (or two or more securities held in tandem) that is designed to simulate the economic characteristics of a convertible security through the combined features of a debt instrument and a security providing an option on an equity security.

In the Long/Short Component, the Fund seeks to achieve its investment objective by taking long positions in companies that are expected to outperform the equity markets, while taking short positions in companies that are expected to underperform the equity markets and/or for hedging purposes. A long position arises where the Fund holds a security in its portfolio. The Fund will have a short position where it sells a security it does not own by delivery of a borrowed security. The Fund may maintain long and short positions through the use of derivative instruments, such as options, futures and forward contracts. The Fund’s Long/Short Component utilizes a variety of methods to evaluate long and short equity investments of various market capitalizations to find securities that the Adviser believes offer the potential for capital gains, including common stock and American Depositary Receipts (“ADRs”) of issuers of all market capitalizations that operate in knowledge-based sectors such as technology, communications and media, as well as financial services and healthcare, and other investment companies (including ETFs) that track or otherwise provide exposure to such sectors. As part of this strategy, the Adviser seeks to invest in industries, sectors and securities that it believes are more attractive on either a relative basis or on an absolute basis. In addition to purchasing, or taking “long” positions in equity securities, the Fund’s investment strategy includes short selling, and may include investments in derivatives, ETFs, and/or fixed income securities.

In the Fixed Income Sleeve, the Fund will mainly invest in a diversified portfolio of income producing securities including, high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments. Some of the loans in which the Fund may invest may be “covenant-lite” loans, which means the loans contain fewer or no maintenance covenants than other loans and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached.

The Fund may invest up to 50% of its managed assets in securities of foreign issuers; provided, however, the Fund will not invest more than 25% of its managed assets in securities of issuers located in a single country other than the U.S. and 20% of its managed assets in securities of issuers located in emerging market countries. The Fund may invest up to 30% of its managed assets in securities of European domiciled issuers.

The Fund’s derivative activities are principally focused on the following derivatives: interest rate swaps, convertible securities, synthetic convertible instruments, options on individual securities, index options, long calls, covered calls, long puts, cash-secured short puts and protective puts. The Fund may utilize derivatives for investment and hedging purposes. In addition, as a non-fundamental policy, the Fund may also invest up to 20% of its managed assets in derivatives for non-hedging purposes. The use of derivatives for non-hedging purposes may be considered more speculative than other types of investments. However, the Fund reserves the right to invest in other derivative instruments to the extent consistent with the Fund’s investment objective and restrictions. See “Investment Objective and Principal Investment Strategies — Principal Investment Strategies — Derivatives.”

The portions of the Fund’s assets invested in the aforementioned sleeves and securities will vary from time to time consistent with the Fund’s investment objective. In addition, the Adviser has appointed a committee consisting of senior management (the “CPZ Allocation Committee”) to determine the percentage of the Fund’s assets to be allocated to each such sleeve. The CPZ Allocation Committee will meet quarterly, or more frequently if needed, to review and adjust the specific allocation ranges based upon its judgment of economic, market and regulatory conditions in a manner consistent with the Fund’s investment objective. Actual allocations may vary at any time due to market movements, changes in equity prices, changes in interest rates and other economic factors.

Effective on February 12, 2024, the first four paragraphs in the sub-section titled “Principal Investment Strategies” in the “INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGIES” section on page 33 of the Prospectus will be deleted in its entirety and replaced with the following:

The Fund will invest, under normal circumstances, at least 80% of its managed assets in a diversified portfolio comprised of (is) equity securities which are defined to include common stock, preferred stock, convertible securities and exchange-traded funds (“ETFs”) (the “Equity Sleeve”); (ii) long and short equity positions managed pursuant to a long/short equity strategy (the “Long/Short Component”); and (iii) diversified income-producing securities, including high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments (“Fixed Income Sleeve”). The Long/Short Component will comprise at least 60% of the Fund’s managed assets with a focus on absolute returns in a risk-managed format. The Fund may invest up to 40% of its managed assets opportunistically in the Fixed Income Sleeve.

The Fund may invest up to 50% of its managed assets in securities of foreign issuers; provided, however, the Fund will not invest more than 25% of its managed assets in securities of issuers located in a single country other than the U.S. and 20% of its managed assets in emerging market countries. The Fund may seek to generate income from options premiums by writing options. The Fund may also use derivative instruments to attempt to both increase the return of the Fund and hedge (protect) the value of the Fund’s assets.

The Fund’s derivative activities are principally focused on the following derivatives: interest rate swaps, convertible securities, synthetic convertible instruments, options on individual securities, index options, long calls, covered calls, long puts, cash-secured short puts and protective puts. The Fund may utilize derivatives for investment and hedging purposes. In addition, as a non-fundamental policy, the Fund may also invest up to 20% of its managed assets in derivatives for non-hedging purposes. The use of derivatives for non-hedging purposes may be considered more speculative than other types of investments. However, the Fund reserves the right to invest in other derivative instruments to the extent consistent with the Fund’s investment objective and restrictions. See “Investment Objective and Principal Investment Strategies — Principal Investment Strategies — Derivatives.”

The portions of the Fund’s assets invested in the aforementioned sleeves and securities will vary from time to time consistent with the Fund’s investment objective. In addition, the Adviser has appointed a committee consisting of senior management (the “CPZ Allocation Committee”) to determine the percentage of the Fund’s assets to be allocated to each such sleeve. The CPZ Allocation Committee will meet quarterly, or more frequently if needed, to review and may adjust the specific allocation ranges based upon its judgment of economic, market and regulatory conditions in a manner consistent with the Fund’s investment objective. Actual allocations may vary at any time due to market movements, changes in equity prices, changes in interest rates and other economic factors.

Effective on February 12, 2024, the first paragraph following the heading “Fixed Income Sleeve” in the sub-section titled “Principal Investment Strategies” in the “INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGIES” section on page 35 of the Prospectus will be deleted in its entirety and replaced with the following:

In the Fixed Income Sleeve, the Fund will mainly invest in a diversified portfolio of income producing securities including, high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments. Some of the loans in which the Fund may invest may be “covenant-lite” loans, which means the loans contain fewer or no maintenance covenants than other loans and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached.

Effective on February 12, 2024, the first two bullet points after “Under normal circumstances:” in the sub-section titled “Investment Policies” in the “INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGIES” section on page 40 of the Prospectus will be deleted and replaced with the following:

•	The Fund will invest at least 80% of its managed assets in a diversified portfolio comprised of:

(i)	equity securities which are defined to include common stock, preferred stock, convertible securities and exchange-traded funds (“ETFs”) (the “Equity Sleeve”);

(ii)	long and short equity positions managed pursuant to a long/short equity strategy (the “Long/Short Component”); and

(iii)	diversified income-producing securities, including high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments (“Fixed Income Sleeve”).

•	The Long/Short Component will comprise at least 60% of the Fund’s managed assets with a focus on absolute returns in a risk-managed format.

•	The Fund may invest up to 40% of its managed assets opportunistically in the Fixed Income Sleeve.

Effective on February 12, 2024, the first paragraph in the sub-section titled “Primary Investments” in the “INVESTMENT OBJECTIVE AND POLICIES” section on page 1 of the Statement of Additional Information will be deleted in its entirety and replaced with the following:

The Fund will invest, under normal circumstances, at least 80% of its managed assets in a diversified portfolio comprised of (i) equity securities which are defined to include common stock, preferred stock, convertible securities and exchange-traded funds (“ETFs”) (the “Equity Sleeve”); (ii) long and short equity positions managed pursuant to a long/short equity strategy (the “Long/Short Component”); and (iii) diversified income-producing securities, including high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments (“Fixed Income Sleeve”). The Long/Short Component will comprise at least 60% of the Fund’s managed assets with a focus on absolute returns in a risk-managed format. The Fund may invest up to 40% of its managed assets opportunistically in the Fixed Income Sleeve.

Effective on February 12, 2024, the fourth paragraph in the sub-section titled “Primary Investments” in the “INVESTMENT OBJECTIVE AND POLICIES” section on page 2 of the Statement of Additional Information will be deleted in its entirety and replaced with the following:

In the Fixed Income Sleeve, the Fund will mainly invest in a diversified portfolio of income producing securities including, high-yield and investment grade corporate securities, leveraged loans, distressed debt securities, securitized products, U.S. Treasuries and sovereign debt issued by foreign governments. Some of the loans in which the Fund may invest may be “covenant-lite” loans, which means the loans contain fewer or no maintenance covenants than other loans and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached.

Effective on February 12, 2024, the first paragraph in the sub-section titled “Equity Securities” in the “INVESTMENT OBJECTIVE AND POLICIES” section on page 3 of the Statement of Additional Information will be deleted in its entirety and replaced with the following:

Equity securities include common and preferred stocks, warrants, rights, and depository receipts. An investment in the equity securities of a company represents a proportionate ownership interest in that company. Therefore, the Fund participates in the financial success or failure of any company in which it has an equity interest.

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